As filed with the Securities and Exchange Commission on December 31, 2002	Registration No. 333-_____

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NUR MACROPRINTERS LTD.
(Exact name of Registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

12 Abba Hilel Silver Street
P.O. Box 1281, Lod 71111, Israel

(Address of Principal Executive Offices)

NUR Macroprinters Ltd.
2000 Stock Option Plan
(Full Title of the Plan)

CT Corporation System
1633 Broadway
New York, New York 10019
(Name and Address of Agent For Service)

(212) 246-5070
 (Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Rubi Finkelstein, Esq.
Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, New York 10103
(212) 506-5000 (Phone) (212) 506-5751 (Fax)

CALCULATION OF REGISTRATION FEE

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Title of Securities Being Registered Ordinary shares, NIS 1.0 nominal value per share Ordinary shares, NIS 1.0 nominal value per share Total ordinary shares, NIS 1.0 nominal value per share	Amount to be Registered (1) 1,213,716 shares 786,284 shares 2,000,000 shares	Proposed Maximum Offering Price Per Share $0.60(2) $1.33(3)	Proposed Maximum Aggregate Offering Price $728,230(2) $1,045,758(3) $1,773,988	Amount of Registration Fee $67.00 $96.20 $163.20

(1)	This Registration Statement covers the aggregate number of ordinary shares which may be sold upon the exercise of options which have been granted and may be granted under the 2000 stock option plan. Pursuant to Rule 416, this Registration Statement shall also be deemed to cover an indeterminate number of additional ordinary shares in the event the number of outstanding shares of Nur Macroprinters Ltd. is increased by stock split, stock divided and/or similar transactions.
(2)	Pursuant to Rule 457(h)(1), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of $0.60 per share, the average of the high and low price of the ordinary shares on The Nasdaq National Market on December 27, 2002.
(3)	Pursuant to Rule 457(h), calculated on the basis of $1.33 per share, the weighted average exercise price of options already granted.
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PART I

Item 1.   Plan Information *

Item 2.   Registrant Information and Employee Plan Annual Information *

           *    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

Item 3.   Incorporation of Certain Documents by Reference

           The following documents filed by NUR Macroprinters Ltd. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference to this Registration Statement:

(a)	The Registrant's Annual Report on Form 20-F (File No. 0-26498) for the fiscal year ended December 31, 2001.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.

(c)

The description of the Registrant's ordinary shares contained in the registration statements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on Form 8-A as filed on July 25, 1995 and September 15, 1995, and including any subsequent amendments or reports filed for the purpose of updating that information.

           All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities

           Inapplicable.

Item 5.   Interests of Named Experts and Counsel

           Inapplicable.

Item 6.   Indemnification of Directors and Officers

           The Israeli Companies Law, 5759-1999, authorizes the Registrant to indemnify an officer or director for (a) monetary liability imposed upon him or her in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, and (b) reasonable litigation expenses, including attorneys’ fees, actually incurred by him or her or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of the company or other persons, or in connection with a criminal action that does not require criminal intent in which he or she was convicted, in each case in connection with his or her activities as an office holder.

           At the Annual Shareholders meeting held on February 12, 2002, the Registrant’s shareholders authorized the Registrant to enter into indemnification agreements with each of its current and future directors. According to the terms of the indemnification agreements, the Registrant shall, subject to the provisions of the indemnification agreement, indemnify each director for the following:

(a)

monetary liabilities imposed on the director for the benefit of another person pursuant to a final judgment by a competent court relating to acts performed by the director in his/her capacity as a director or officer of the Registrant or its subsdiaries; and

(b)	reasonable litigation expenses.

           The indemnification undertaking shall be limited to certain categories of events and to such monetary limitations as set forth in the indemnification agreement.

           In addition, a policy of directors’ and officers’ liability insurance is maintained by the Registrant that insures its directors and officers and those of its subsidiaries against liability incurred by, arising from or against them for certain of their acts, errors or omissions.

Item 7.   Exemption From Registration Claimed

           Inapplicable.

Item 8.   Exhibits

Exhibit Number 4.1 4.2 5.1 23.1 23.2 24.1

Name

Specimen Certificate for ordinary shares.[1]

2000 Stock Option Plan.[2]

Opinion of Shimonov Barnea & Co.

Consent of Kost Forer & Gabbay.

Consent of Shimonov Barnea & Co. is included in Exhibit 5.1 to this Registration Statement.

Power of Attorney (included in signature page).

__________________

1/	Previously filed with the Commission on July 25, 1995 as part of Nur Macroprinters’ Registration Statement (File No. 33-93160) on Form F-1 and incorporated by reference herein.

2/	Previously filed with the Commission on May 16, 2002 as part of Nur Macroprinters’ Schedule TO-I (File No. 5-56015) and incorporated by reference herein.

Item 9.   Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                              (i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

                              (ii)   to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                              (iii)   to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The State of Israel on the 31st day of December, 2002.

NUR MACROPRINTERS LTD. (Registrant) By: /s/Erez Schachar Erez Schachar President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Erez Shachar his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any registration statement relating to this Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) act on, sign and file with the Securities and Exchange Commission any exhibits to such registration statement or pre-effective or post-effective amendments, (iv) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (v) act on and file any supplement to any reoffer prospectus included in this registration statement or any such amendment and (vi) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done (including any reoffer prospectus included in this registration statement), as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

/s/Dan Purjes Dan Purjes	Chairman of the Board of Directors	December 31, 2002

/s/Erez Shachar Erez Shachar	President, Chief Executive Officer and Director	December 31, 2002

/s/Hilel Kremer Hilel Kremer	President, Chief Financial Officer and Secretary	December 31, 2002

/s/Doron Tsur Doron Tsur	Director	December 31, 2002

/s/Robert F. Hussey Robert F. Hussey	Director	December 31, 2002

/s/Orit Leitman Orit Leitman	Director	December 31, 2002

/s/Gideon Shenholz Gideon Shenholz	Director	December 31, 2002

/s/Oded Akselrod Oded Akselrod	Director	December 31, 2002

EXHIBIT INDEX

Exhibit Number 4.1 4.2 5.1 23.1 23.2 24.1

Name

Specimen Certificate for ordinary shares.[1]

2000 Stock Option Plan.[2]

Opinion of Shimonov Barnea & Co.

Consent of Kost Forer & Gabbay.

Consent of Shimonov Barnea & Co. is included in Exhibit 5.1 to this Registration Statement.

Power of Attorney (included in signature page).

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1/	Previously filed with the Commission on July 25, 1995 as part of Nur Macroprinters’ Registration Statement (File No. 33-93160) on Form F-1 and incorporated by reference herein.

2/	Previously filed with the Commission on May 16, 2002 as part of Nur Macroprinters’ Schedule TO-I (File No. 5-56015) and incorporated by reference herein.